UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: May 26, 2010

TIGRENT INC.

(Exact name of registrant as specified in its charter)

COLORADO	0-27403	84-1475486
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

1612 East Cape Coral Parkway, Cape Coral Florida 33904

(Address of principal executive offices)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CAR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CAR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CAR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On May 26, 2010, Tigrent Inc. (the “Company”) entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Rich Global, LLC (“Rich Global”), Rich Dad Operating Company, LLC (“RDO”) and Rich Dad Education, LLC (“RDE”).

Under the terms of the Settlement Agreement, the Company issued 9.9% of the Company’s outstanding common stock (1,290,000 shares) (the “Shares”) to Rich Global in exchange for the redemption of Rich Global’s 49% interest in RDE and the settlement of certain claims.  Among other things, pursuant to the Settlement Agreement, the Company agreed to release Rich Global from all general claims related to RDE, and Rich Global agreed to release the Company from specific claims that it made against the Company and RDE in connection with certain alleged defaults.  These transactions were effected in reliance upon an exemption from registration under Section 4(2) under the Securities Act of 1933, as amended.  The investors were knowledgeable about the Company’s operations and financial condition and had knowledge and experience in financial and business matters that allowed them to evaluate the merits and risk of receipt of the Shares.  These transactions did not involve a public offering, and the Shares were issued without general solicitation or advertising.  No underwriter participated in, nor did any party pay any commissions or fees to any underwriter in connection with, any of these transactions.

In connection with the entry into the Settlement Agreement, the Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on June 2, 2010 (the “Initial Form 8-K”).  The information previously reported in the Initial Form 8-K, including the exhibits filed therewith are hereby incorporated by reference into this Form 8-K/A.  This Form 8-K/A amends the Initial Form 8-K to provide disclosure under Item 3.02 of Form 8-K regarding the issuance of the Shares.  The above description of the Settlement Agreement is qualified in its entirety by reference to the Settlement Agreement, which was attached to the Initial Form 8-K as Exhibit 10.2 and is incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 20, 2010	TIGRENT INC.

/s/ Steven C. Barre
Steven C. Barre
Interim Chief Executive Officer